Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Full Year & Fourth Quarter Results

Full Year and Fourth Quarter 2008 Highlights

•	Full year reported revenues were $683.1 million, an increase of 17.9% over the prior year. Reported revenues for the fourth quarter 2008 were $168.5 million, down 0.3% from the prior year quarter.

•	On a same-store basis, As Adjusted Revenues decreased 5.7% to $698.5 million for the full year 2008 and were down 8.7% to $168.6 million for the fourth quarter 2008.

•	Online revenue and circulation revenue grew 21.4% and 1.7%, respectively, for the full year 2008 on a same-store basis.

•

Reported net loss for the full year and fourth quarter of 2008 was $673.3 million and $182.8 million, respectively. The net loss includes non-cash impairment charges recorded to goodwill and mastheads and other long-lived assets of $615.5 million and $176.8 million, respectively.

•

As Adjusted EBITDA was $131.4 million and $30.6 million for the full year and fourth quarter 2008, respectively; down 6.7% and 30.5% from the comparable periods of 2007. On a same-store basis, As Adjusted EBITDA declined 20.3% for the full year 2008 and 32.7% for the fourth quarter.

•

Levered Free Cash Flow per share for the full year 2008 was $0.59, down from $1.19 for 2007. In the fourth quarter of 2008, Levered Free Cash Flow per share was $0.16 versus $0.34 for the prior year quarter.

FAIRPORT, NY. March 13, 2009 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC: GHSE) today reported financial results for the full year and fourth quarter ended December 31, 2008.

The Company reported full year 2008 total revenue of $683.1 million, an increase of 17.9% over full year 2007. As Adjusted Revenues were $698.5 million, an increase of 14.1% over full year 2007. The increase in revenues was driven by the Company’s acquisitions and implementation of its online strategy, partially offset by declines in print classified advertising revenues, in particular, help wanted, real estate and automotive.

Reported operating loss for the full year 2008 was $582.9 million. Excluding the impairment charge associated with goodwill and mastheads and other long-lived assets, operating income in 2008 was $32.6 million, as compared with $45.2 million in 2007. As Adjusted EBITDA was $131.4 million for the year ended December 31, 2008, down 20.3% on a same-store basis.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “In my 21 years in the local media sector, 2008 was by far the most challenging year. Our print classified business, our category that is most sensitive to the economy, declined nearly 20% on a same store basis in 2008 and accounted for over 75% of our total advertising revenue decline. In the fourth quarter, the big three classified categories - help wanted, real estate and automotive - each experienced the largest decline in the last six quarters.

“Advertising spend in the three primary classified categories has declined dramatically, but we have not seen a significant shift to other mediums in our markets. We continue to believe that the majority of our overall revenue declines are cyclical and that when the economy turns, advertising revenue will improve.

“Our local businesses have held up well during this treacherous environment. Local print advertising, excluding classified, was down only 3.8% in 2008 on a same-store basis. In addition, online revenue increased 21% and circulation revenue increased approximately 2%. Our print audience remains relatively stable as evidenced by our circulation results. In addition our overall audience continues to grow through the development of our interactive strategy.

“As we look ahead over the next 12 to 24 months, we think the economy will remain very weak. Our focus is on improving our products and operations, aggressively pursuing reductions in controllable expenses, finding ways to become more efficient and continuing to invest in our fastest growing category, online. I am proud of the efforts and dedication all GateHouse employees have shown this year and am confident we will emerge a stronger company when the economy improves.”

Full Year 2008

Total reported revenues were $683.1 million for the full year 2008, an increase of 17.9% over the prior year reported revenue. As Adjusted Revenues for the full year were $698.5 million, a decline of 5.7% on a same-store basis. Local print advertising revenues decreased 3.8% on a same-store basis. Print classified revenues declined 18.8% on a same-store basis as the help wanted, real estate and automotive categories experienced double-digit declines. Print classified accounted for 75.4% of full year 2008 advertising declines. Online advertising increased 21.4% on a same-store basis and accounted for 5.1% of total advertising revenues. Circulation revenues increased 1.7% on a same-store basis benefiting from increased pricing. Commercial printing and other revenues were down 8.0% on a same-store basis.

Reported operating loss for the full year 2008 was $582.9 million. Excluding the impairment charge associated with goodwill and mastheads and other long-lived assets, operating income in 2008 was $32.6 million, as compared with $45.2 million in 2007. As Adjusted EBITDA for the year was $131.4 million, a decline of $33.5 million or 20.3% on a same-store basis, primarily due to the loss of revenue and increased production and delivery expenses. On average, newsprint pricing per metric ton increased 20.9% in 2008 compared to the prior year and higher fuel prices negatively impacted delivery costs.

Non-cash compensation expense for Restricted Stock Grants was $3.6 million for the year. One-time costs incurred and other non-cash expenses in 2008 were $22.3 million. These charges were primarily incurred to realize permanent savings from reduced staffing, plant consolidation related to acquisitions and cost reduction initiatives taken in light of the current revenue environment.

Levered Free Cash Flow for the full year 2008 was $33.7 million compared to $55.4 million in 2007.

Fourth Quarter 2008

Total reported revenues were $168.5 million for the quarter, a decline of 0.3% over the prior year reported revenue. As Adjusted Revenues for the quarter were $168.6 million, a decline of 8.7% on a same-store basis. Local print advertising revenues, excluding classified, decreased 6.6% on a same-store basis. Print classified revenues, which accounted for 15.7% of total revenues, were down 25.6% on a same-store basis. The classified advertising weakness was seen across all three major categories; help wanted, real estate and automotive. Circulation revenues remained relatively constant in the quarter, increasing 1.0% on a same-store basis. Commercial printing and other revenues declined 7.4% in the quarter on a same-store basis.

Reported operating loss for the fourth quarter was $166.5 million. Excluding the impairment charge associated with goodwill and mastheads and other long-lived assets, operating income for the fourth quarter of 2008 was $10.4 million, a decrease of 17.7% over the fourth quarter of 2007. As Adjusted EBITDA for the quarter was $30.6 million, a decline of $14.9 million on a same-store basis. The decline in As Adjusted EBITDA was primarily due to the loss of revenue and increased production and delivery expenses. Newsprint pricing per metric ton increased 42.6% in the quarter versus the prior year.

Non-cash compensation expense for Restricted Stock Grants in the fourth quarter was $0.6 million. One-time costs incurred and other non-cash expenses in the quarter were $5.3 million. These charges related primarily to reorganization and expense control initiatives introduced to realize permanent expense savings, particularly a reduction in staff levels in light of the current revenue environment.

Levered Free Cash Flow for the quarter was $9.4 million compared with $19.4 million for the same quarter in 2007.

During the fourth quarter of 2008, the Company recorded a non-cash impairment charge related to goodwill and mastheads and other long-lived assets of $176.8 million. This charge resulted from impairment testing, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 92 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt ;the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008		Twelve months ended December 31, 2007
Revenues:
Advertising	$121,326	$124,565	$495,667		$428,531
Circulation	36,612	34,942	146,340		117,782
Commercial printing and other	10,556	9,484	41,092		33,147

Total revenues	168,494	168,991	683,099		579,460
Operating costs and expenses:
Operating costs	96,702	91,432	384,594		311,999
Selling, general, and administrative	42,801	44,494	187,781		156,016
Depreciation and amortization	16,727	16,891	70,121		57,292
Integration and reorganization costs	1,781	2,133	7,627		7,490
Impairment of long-lived assets	21,083	984	123,717		1,553
Loss on sale of assets	127	1,461	337		1,495
Goodwill and mastheads impairment	155,734	225,993	491,830		225,993

Operating loss	(166,461)	(214,397)	(582,908)		(182,378)
Interest expense	19,116	21,825	88,206		76,726
Amortization of deferred financing costs	340	387	1,845		2,101
Loss on early extinguishment of debt	—	—	—		2,240
Unrealized loss on derivative instrument	4,593	405	10,119		2,378
Other (income) expense	(52)	232	(59)		16

Loss from continuing operations before income taxes	(190,458)	(237,246)	(683,019)		(265,839)
Income tax benefit	(7,616)	(22,403)	(21,139)		(31,789)

Loss from continuing operations	(182,842)	(214,843)	(661,880)		(234,050)
Income (loss) from discontinued operations, net of income taxes	84 (a)	216	(11,426	)(a)	2,626

Net loss	$(182,758)	$(214,627)	$(673,306)		$(231,424)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(3.20)	$(3.78)	$(11.60)		$(5.04)
Income (loss) from discontinued operations, net of income taxes	—	—	(0.20)		0.05

Net loss	$(3.20)	$(3.78)	$(11.80)		$(4.99)
Dividends declared per share	$—	$0.40	$0.20		$1.57
Basic weighted average shares outstanding	57,129,132	56,820,586	57,058,454		46,403,965

Diluted weighted average shares outstanding	57,129,132	56,820,586	57,058,454		46,403,965

(a)	Included in income from discontinued operations, net of taxes are total revenues of $106 for the three months ended December 31, 2008 primarily related to Cresco, IA and $15,376 for the twelve months ended December 31, 2008 primarily from Yankton, SD, Winter Haven, FL and Telluride, CO, Milton, PA, Sayre, PA, Oswego, NY, Nebraska and Cresco, IA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$11,744	$12,096
Accounts receivable, net of allowance for doubtful accounts of $6,024 and $3,874 at December 31, 2008 and December 31, 2007, respectively	75,274	85,474
Inventory	10,790	9,046
Prepaid expenses	4,576	4,514
Deferred income taxes	—	3,890
Other current assets	3,808	4,208
Assets held for sale	—	1,540

Total current assets	106,192	120,768
Property, plant, and equipment, net of accumulated depreciation of $57,400 and $30,597 at December 31, 2008 and December 31, 2007, respectively	194,401	210,209
Goodwill	261,332	701,852
Intangible assets, net of accumulated amortization of $100,132 and $58,111 at December 31, 2008 and 2007, respectively	565,033	808,794
Deferred financing costs, net	7,055	8,416
Other assets	2,489	1,692
Long-term assets held for sale	13,119	23,264

Total assets	$1,149,621	$1,874,995

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term liabilities	$1,454	$1,047
Short-term notes payable	11,863	10,000
Short-term debt	17,000	—
Accounts payable	20,378	13,190
Accrued expenses	31,495	40,672
Accrued interest	7,895	9,947
Deferred revenue	28,444	29,840
Dividend payable	—	23,126
Liabilities held for sale	—	623

Total current liabilities	118,529	128,445
Long-term liabilities:
Long-term debt	1,195,000	1,206,000
Long-term liabilities, less current portion	16,658	3,809
Deferred income taxes	—	25,327
Derivative instruments	34,957	44,101
Pension and other postretirement benefit obligations	13,555	13,325

Total liabilities	1,378,699	1,421,007

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized at December 31, 2008; none issued and outstanding at December 31, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at December 31, 2008; 58,213,868 and 57,947,073 shares issued, and 58,020,693 and 57,891,295 outstanding at December 31, 2008 and December 31, 2007, respectively	568	568
Additional paid-in capital	825,580	822,025
Accumulated other comprehensive loss	(51,604)	(49,962)
Accumulated deficit	(1,003,319)	(318,407)
Treasury stock, at cost, 193,175 and 55,778 shares at December 31, 2008 and December 31, 2007, respectively	(303)	(236)

Total stockholders’ equity (deficit)	(229,078)	453,988

Total liabilities and stockholders’ equity (deficit)	$1,149,621	$1,874,995

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Cash flows from operating activities:
Net loss	$(673,306)	$(231,424)	$(1,574)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,573	57,750	24,051
Amortization of deferred financing costs	1,845	2,101	544
Unrealized loss (gain) on derivative instrument	10,119	2,378	(1,150)
Non-cash compensation expense	3,555	4,687	1,846
Deferred income taxes	(21,348)	(32,154)	(3,448)
Loss on sale of assets	337	1,495	700
Loss on early extinguishment of debt	—	2,240	2,086
Pension and other postretirement benefit obligations	(1,499)	800	748
Non-cash interest expense	618	—	—
Impairment of long-lived assets	132,856	1,553	917
Goodwill and mastheads impairment	496,309	225,993	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	11,197	5,153	(1,701)
Inventory	(1,697)	2,138	(23)
Prepaid expenses	274	1,143	610
Other assets	(790)	(2,685)	161
Accounts payable	6,663	5,021	1,614
Accrued expenses and other current liabilities	(7,033)	10,548	(829)
Accrued interest	(2,052)	7,589	1,025
Deferred revenue	(1,349)	(398)	(668)
Long-term liabilities	(766)	(195)	308

Net cash provided by operating activities	25,506	63,733	25,217

Cash flows from investing activities:
Purchases of property, plant, and equipment	(9,704)	(8,602)	(8,396)
Proceeds from sale of publications and other assets	48,938	79,658	4,494
Acquisition of CP Media, net of cash acquired	—	—	(231,735)
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	—	(154)	(181,393)
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	(11)	(385,756)	—
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	—	(418,576)	—
Other acquisitions, net of cash acquired	(27,548)	(317,738)	(11,808)

Net cash provided by (used in) investing activities	11,675	(1,051,168)	(428,838)

Cash flows from financing activities:
Payment of debt issuance costs	(7)	(7,460)	(7,166)
Borrowings under term loans	19,505	1,534,757	570,000
Repayments under short term debt and notes payable	(22,547)	(897,757)	(12,000)
Net borrowings (repayments) under revolving credit facility	(11,000)	11,000	(8,500)
Extinguishment of credit facility, net of fees	—	—	(304,426)
Payment of offering costs	—	(1,374)	(3,701)
Issuance of common stock, net of underwriter's discount		332,939	265,914
Purchase of treasury stock	(67)	(176)	(60)
Payment of dividends	(34,731)	(62,700)	(9,201)
Issuance of subsidiary preferred stock	11,500	—	—
Payment of subsidiary preferred stock issuance costs	(186)	—	—

Net cash provided by (used in) financing activities	(37,533)	909,229	490,860

Net increase (decrease) in cash and cash equivalents	(352)	(78,206)	87,239
Cash and cash equivalents at beginning of period	12,096	90,302	3,063

Cash and cash equivalents at end of period	$11,744	$12,096	$90,302

Supplemental disclosures on cash flow information:
Cash interest paid	$89,677	$74,910	$38,459
Cash income taxes paid	115	131	—
Note payable issued related to the acquisition of Morris Publishing Group	—	10,000	—

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
Loss from continuing operations	$(182,842)	$(214,843)	$(661,880)	$(234,050)
Income tax benefit	(7,616)	(22,403)	(21,139)	(31,789)
Unrealized loss on derivative instrument (1)	4,593	405	10,119	2,378
Loss on early extinguishment of debt	—	—	—	2,240
Amortization of deferred financing costs	340	387	1,845	2,101
Interest expense	19,116	21,825	88,206	76,726
Impairment of long-lived assets	21,083	984	123,717	1,553
Depreciation and amortization	16,727	16,891	70,121	57,292
Goodwill and mastheads impairment	155,734	225,993	491,830	225,993

Adjusted EBITDA from continuing operations	27,135	29,239	102,819	102,444
Non-cash compensation and other expense	4,126	7,268	18,198	14,007
Non-cash portion of postretirement benefits expense	(2,511)	131	(1,499)	799
Integration and reorganization costs	1,776	2,133	7,627	7,490
Loss on sale of assets	127	1,461	338	1,495
Impact of SureWest Directories purchase accounting	—	2,941	—	10,189
Income (loss) from discontinued operations	(14)	881	3,894	4,398

As Adjusted EBITDA	30,639	44,054	131,377	140,822
Net capital expenditures	(2,163)	(2,659)	(9,577)	(8,592)
Cash taxes	(47)	(131)	115	(131)
Interest Paid	(19,069)	(21,825)	(88,158)	(76,726)

Levered Free Cash Flow	$9,360	$19,439	$33,757	$55,373

____________ (1) Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
GATEHOUSE MEDIA, INC. AND SUBSIDIARIES As Adjusted Revenues (In thousands)
	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
Total revenues from continuing operations	$168,494	$168,991	$683,099	$579,460
Revenues from discontinued operations	106	4,058	15,376	18,142

Total income statement revenues	168,600	173,049	698,475	597,602
Impact of SureWest Directories purchase accounting	—	4,021	—	14,806

As Adjusted Revenues	$168,600	$177,070	$698,475	$612,408